Exhibit 10.17

PHH CORPORATION

TIER II SEVERANCE PAY PLAN

Effective Date:                                      Amended June 11, 2014

ARTICLE I - INTRODUCTION

PHH Corporation (referred to herein as the “Company”), hereby amends and restates the PHH Corporation Tier II Severance Pay Plan (the “Plan”), effective as of June 11, 2014, (“Effective Date”) to provide severance benefits to certain U.S. employees of the Company and its Subsidiaries who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes (i) any and all severance plans, policies, and/or practices of the Company or its subsidiaries, whether written or unwritten, in effect for covered employees prior to the Effective Date, including, without limitation, the version of the Plan effective January 14, 2013 and (ii) any and all severance plans, policies and or practices of any business or entity acquired by the Company effective upon the consummation of any such acquisition.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

(a)                               Base Pay. For purposes hereof, Base Pay shall mean an employee’s annual base salary or wages from the Company for the fifty-two (52) week period preceding the employee’s termination of employment. Base Pay shall be determined as reflected on the Company’s payroll records, and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation in any form. Notwithstanding the foregoing, if an employee is compensated solely on the basis of commissions, then annual Base Pay will be determined as follows: (1) for such an Eligible Employee who has completed twelve (12) months of employment prior to the employee’s termination of employment, the total amount of commissions paid in the twelve (12) completed months prior to the employee’s termination of employment; or (2) for such an Eligible Employee who has not completed twelve (12) months of employment prior to the employee’s termination of employment, the monthly average amount of commissions paid in the number of completed months prior to the employee’s termination of employment, multiplied by twelve (12). For purposes hereof, an Eligible Employee’s Base Pay shall include any salary reduction contributions made on his or her behalf to any plan of the Company under Code Section 125 or 401(k). One week of Base Pay shall mean an employee’s annual Base Pay divided by fifty-two (52). Weekly salary for an exempt employee means your annual Base Pay (which shall not include any additional compensation), divided by fifty-two (52). For a non-exempt employee, weekly Base Pay shall mean the average of the actual hours worked per week for the preceding six (6) months multiplied by the Eligible Employee’s current hourly wage.

(b)                              Cause. For purposes hereof, Cause shall mean any one of the following: (i) a material failure of the Eligible Employee to substantially perform the Eligible Employee’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (iii) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) repeated instances of negligence in the performance of the Eligible Employee’s job or any instance of gross negligence in the performance of the Eligible Employee’s duties as an employee of the Company or one of its Subsidiaries; (v) any breach by the Eligible Employee of any fiduciary obligation owed to the Company or any Subsidiary; (vi) any breach of a material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies, as amended from time to time; or (vii) failure by the Eligible Employee to perform Eligible Employee’s job duties for the Company or any Subsidiary to the best of Eligible Employee’s ability and in accordance with reasonable instructions and directions from the Board or its designee.

(c)                               Code. The Internal Revenue Code of 1986, as amended.

(d)                              Company. PHH Corporation

(e)                               Effective Date.              , 2014

(f)                                Eligible Employee. Any United States-based employee of the Company or a Subsidiary (other than any Subsidiary that is a car dealership) who: (i) is classified by the Company as an active, full-time or part-time employee (and not a temporary or seasonal employee) of the Company or one of its subsidiaries; and (ii) not eligible for participation in the PHH Corporation Tier I Severance Pay Plan or any other severance pay plan in existence at the time of termination of employment. Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) classified as an independent contractor by the Company, (ii) being paid by or through an employee leasing company or other third party agency, or (iii) any other person classified by the Company as a leased employee, during the period the individual is so paid or classified even if such individual is later retroactively reclassified as a common-law employee of the Company or its Subsidiaries during all or any part of such period pursuant to applicable law or otherwise.

(g)                               ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(h)                              General Release. The General Release provided by the Company to an Eligible Employee in connection with his or her termination of employment with the Company, which if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company from liability for any and all claims and contain such other provisions as the Company may deem necessary or appropriate, including, without limitation, covenants prohibiting or restricting the Eligible Employee from soliciting employees and customers of the Company and its Subsidiaries. By signing the General Release, an Employee waives all rights he or she may have under state and federal employment statutes and all common law causes of action related to his or her employment and termination thereof.

(i)                                  Participant. An Eligible Employee who meets all the requirements set forth in Article III of the Plan. An individual shall cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant, except as may be provided in the covenants contained in the General Release.

(j)                                  Plan Administrator. The Company or such other person or committee appointed from time to time by the Company to administer the Plan. Until a successor is appointed by the Company, the Plan Administrator shall be the Company.

(k)                              Subsidiary. Any corporation, limited partnership, limited liability company or other entity (other than the Company) in or of which the Company owns, directly or indirectly, an equity interest possessing 50 percent or more of the total combined voting power of all equity interests of such entity.

(l)                                  Year of Service. An Eligible Employee shall be credited with a Year of Service for each full year of service completed with the Company in a capacity which qualifies such person as an Eligible Employee. Service will be measured from the Eligible Employee’s most recent date of hire. No credit shall be provided for fractions of a Year of Service.

ARTICLE III - ELIGIBILITY

A.                                 WHO IS ELIGIBLE?

If you are an Eligible Employee, you shall become eligible for the severance pay described in Article IV of the Plan (i.e., you will become a “Participant”) by meeting the requirements set forth below:

(a)                               your employment is involuntarily terminated for one of the following reasons:

•                                         a reduction in the Company’s workforce;

•              elimination or discontinuation of your job or position, provided that you are not offered a comparable position. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator; or

•              other circumstances as the Plan Administrator, in its sole and absolute discretion, deems appropriate for the payment of severance;

(b)                              you deliver a signed and dated General Release to the individual whose signature appears on the cover letter accompanying the General Release by no later than the date (if any) set forth in the General Release, and the time for you to revoke such General Release (if any) as specified in the General Release has expired; provided, however, that such General Release has been delivered and the time for you to revoke such General Release has expired (and you have not revoked such General Release), no later than sixty (60) days following your termination of employment; and

(c)                               the Company has not determined that you, either prior or subsequent to your termination of employment, have (a) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company; (b) failed to comply with any contractual obligations to the Company; (c) solicited for hire away from the Company, any current Company employees absent the Company’s consent; (d) taken action outside the course and scope of your employment which caused harm to the Company, as determined by the Company in its sole discretion; or (e) taken any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.

For purposes of this Plan, references to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A.

If you do not satisfy all of the above requirements, you shall not be considered a Participant, and you shall not be entitled to commence or continue to receive any benefits under the Plan. Additionally, you shall not become a Participant, and shall not become entitled to benefits while you continue to be employed by the Company or a Subsidiary as an employee or independent contractor or for any period following your rehire by the Company or a Subsidiary subsequent to your termination of employment.

B.                                  WHO IS NOT ELIGIBLE?

You shall not be eligible for severance pay under this Plan if your employment is terminated for any reason other than set forth in paragraph A, including, but not limited to:

•                                         retirement;

•                                         voluntary termination;

•                                         termination by the Company for reasons other than those described in Article III, Section A;

•                                         elimination or discontinuation of your job or position if you are offered a comparable position. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator; and

•                                         elimination or discontinuation of your job or position (1) as a result of a sale of assets or stock to another business entity, or outsourcing of your job to another business entity, and you are offered a comparable position by that business entity or the Company or a Subsidiary; or (2) as a result of the termination of a management contract or lease for a facility, and you are offered a comparable position by another business entity which immediately thereafter purchases, manages or leases the facility. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator.

In addition, if you have a separate employment agreement that is in effect on the date you begin employment with the Company which expressly provides for severance pay, you shall not be eligible for benefits under this Plan for as long as you continue to be covered by that employment agreement. If, after the time you become eligible for this Plan, you execute a separate employment agreement with the Company which agreement expressly provides for severance pay, then you will no longer be eligible for this Plan.

SEVERANCE PAY

C.                                 SCHEDULE OF BENEFITS

If you become a Participant, you will receive the following benefits under the Plan:

If you are employed on a full-time basis as a Senior Vice President and you have at least one (1) Year of Service in that position at the time of your termination of employment, you will receive the greater of either (i) twenty-six (26) weeks of Base Pay, or (ii) two (2) weeks of Base Pay per Year of Service plus one (1) additional week. If you are a Senior Vice President and you have less than one (1) Year of Service in that position at the time of your termination of employment, you will receive the greater of either (i) sixteen (16) weeks of Base Pay or (ii) two (2) weeks of Base Pay per Year of Service plus one (1) additional week.

If you are a Vice President, Director, Manager or employed in a position that is designated within PHH’s Compensation Guidelines as equivalent to any of those positions (e.g. designated in a job code with X, V, or W), and in any case employed on a full-time basis at the time of your termination of employment, you will receive two (2) weeks of Base Pay per Year of Service, plus one (1) additional week.

If you are employed on a full-time basis in any other position at the time of your termination of employment, you will receive one (1) week of Base Pay per Year of Service, plus one (1) additional week.

If you are employed on a part-time basis, you will receive severance in an amount, if any, determined in the discretion of the Company at the time of your termination of employment.

In no event will a Participant receive more than fifty-two (52) weeks of Base Pay.

Notwithstanding any provision of this Plan to the contrary, the Plan Administrator, in its sole and absolute discretion and based on such criteria as the Plan Administrator deems relevant, may, vary the severance benefits under this Plan; provided, however, that in no event will a Participant receive more than two times the Participant’s “annual compensation” (as defined under a 29. C.F.R. 2510.3-2(b) or any successor thereto) for the year immediately preceding the Participant’s termination of employment. In addition, in no event will any employee be entitled to receive severance pay under this Plan in addition to severance pay provided for under a separate employment agreement or from any other source. To the extent the severance benefits are subject to Code Section 409A, any change in the time and form of payment of the severance benefits must comply with Code Section 409A.

D.                                 WHEN BENEFITS WILL BE PAID

Severance pay benefits are payable to you for the number of weeks set forth in Paragraph C in substantially equal installments, which may be paid no less frequently than monthly and are subject to applicable federal, state and local tax deductions and withholding. Such payments will commence as soon as practicable after the General Release has been executed by you and becomes irrevocable, but in no event later than the sixtieth (60th) day following your termination of employment, provided, however, that if the sixty (60) day period following your termination of employment begins in one calendar year and ends in the following calendar year, payments will not commence prior to the first day of such following calendar year. All installments that would have been paid if installments had begun on your termination of employment will accumulate and be paid with the first installment payment.

If a payment obligation under this Plan arises on account of your termination of employment while you are a “specified employee” (as defined under Code section 409A and the regulations thereunder and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of your estate following your death. All installments that would have been paid if installments had begun on your termination of employment will accumulate and be paid with the first installment payment.

You shall not be eligible after your date of termination for continued coverage under the Company’s medical/dental plans (except to the extent you elect to continue such coverage as under COBRA or otherwise required pursuant to the terms of the Plan, from time to time).

For purposes of Code Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

ARTICLE IV - GENERAL PROVISIONS OF THE PLAN

(a)                               Re-employment. If you are re-employed by the Company or a Subsidiary after severance has commenced being paid to you, severance payments will cease.

(b)                              Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.

(c)                               No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. Regardless of what this Plan provides, the Company remains free to change wages and all other working conditions without notice of agreement. The Company also continues to have the absolute right to terminate your employment with or without Cause.

(d)                              Records. The records of the Company with respect to employment history, Base Pay, Years of Service, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

(e)                               Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA (to the extent applicable), or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the New Jersey applicable to contracts made and to be performed within such state (without reference to its conflicts of law provisions).

(f)                                Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(g)                               Financing. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.

(h)                              Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

(i)                                  Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

(j)                                  Welfare Plan. The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to effect that intent.

ARTICLE V - OTHER IMPORTANT INFORMATION

(a)                               Claim Procedure.

How to File a Claim. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. If you wish to make a claim for payment of benefits under the Plan, a claim must be filed by contacting the Vice President of Compensation and Rewards, within the Human Resources Department (or his or her designee) at the Company’s headquarters in Mount Laurel, New Jersey within 90 days of the date you received notification from the Company that your benefits were denied. You may be required to provide additional information. After your claim has been processed, you will be notified in writing if any benefits are denied in whole or in part, or if any additional information is required by the office that processes your claim. You will receive this written notification within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied.

How to Appeal a Claim. If your claim is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to your case, what procedure you should follow to get your claim reviewed again, the time limits applicable to such procedure, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on appeal. If you do not agree with the reason why your claim was denied in whole or in part, you should you then have sixty (60) days to appeal the decision to the Plan Administrator. Your appeal will take into account all comments, documents, records, and other information you submit relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

You may also request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim. You may also submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator.

No later than sixty (60) days following the receipt of the written application for review, the Plan Administrator shall submit its decision on the review in writing to you or your representative, if any, unless the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Plan Administrator determines that the extension of time is required, the Plan Administrator will furnish you with written notice of the extension before the expiration of the initial sixty (60) day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision on review.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial; the exact plan provision(s) on which the decision was based; a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or 120-day, if so extended) period, you may consider your appeal as denied.

No claim may be filed with a court regarding a denial of a claim for benefits under the Plan until you have exhausted these administrative review procedures.

(b)                              Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(c)                               Your Rights Under ERISA. A Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Participants will be entitled to (a) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all Plan documents; and (b) obtain copies of all Plan documents upon written request to the Plan Administrator, who may make a reasonable charge for the copies. In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants. No one, including the Company or other person, may fire an employee or otherwise discriminate against an employee in any way to prevent the employee from obtaining a benefit under this Plan or exercising his or her rights under ERISA. If a claim for a welfare benefit is denied in whole or in part, an employee must receive a written explanation of the reason for the denial. Within certain time limits specified in the Plan, an employee has the right to have the Plan review and reconsider a claim. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the Plan and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an employee has a claim for benefits hereunder which is denied or ignored, in whole or in part, the employee may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if an employee is discriminated against for asserting his or her rights, the employee may seek assistance from the U.S. Department of Labor, or the employee may file a suit in a federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example, if it finds the employee’s claim is frivolous.

If an employee has any questions about the Plan, the employee should contact the Plan Administrator. If the employee has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory (formerly known as the Pension and Welfare Medical Benefits Administration) or the Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington, D. C. 20210. An employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(d)                              Plan Document. This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

(e)                               Other Important Facts.

OFFICIAL NAME OF THE PLAN:	PHH Corporation Tier II Severance Pay Plan

SPONSOR:	PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Phone: (856) 917-0050

EMPLOYER IDENTIFICATION NUMBER	52-0551284
(EIN):

PLAN NUMBER:	508

TYPE OF PLAN:	Employee Welfare Benefit Plan

END OF PLAN YEAR:	December 31st

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	PHH Corporation
c/o Employee Benefits Department
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Phone: (856) 917-0050

EFFECTIVE DATE:	June 11, 2014

RECORDS:	The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

AGENT FOR SERVICE OF LEGAL PROCESS:	Employee Benefits Committee
c/o General Counsel PHH Corporation
3000 Leadenhall Road
Mount Laurel, New Jersey 08054
Phone: (856) 917-0050

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

PHH CORPORATION

By:	/s/ William F. Brown

Name:	William F. Brown

Title:	Senior VP, General Counsel & Secretary

Date: